EXHIBIT 12

                          ENRON CORP. AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                      NINE MONTHS
                                                         ENDED                            YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------------------
                                                        9/30/95          1994         1993         1992          1991         1990
                                                    --------------------------------------------------------------------------------
Earnings available for fixed charges
    Net income                                         $389,579      $  453,410     $332,522     $328,800     $232,146     $202,180
    Less:
       Undistributed earnings and losses
        of less than 50% owned affiliates                16,040          (9,453)     (20,232)     (32,526)      (8,890)     (15,468)
       Capitalized interest of
       nonregulated companies                            (6,390)         (9,007)     (25,434)     (66,401)     (36,537)      (8,145)
    Add:
       Fixed charges (1)                                330,186         467,383      471,278      452,014      454,607      425,177
       Minority interest                                 22,146          31,041       27,605       17,632        7,210        7,129
       Income tax expense                               195,711         190,081      148,104       88,630      105,859       62,739
                                                       ----------------------------------------------------------------------------
          Total                                        $947,272      $1,123,455     $933,843     $788,149     $754,395     $673,612
                                                       ============================================================================
Fixed Charges
    Interest expense (1)                               $294,173      $  424,893     $436,211     $430,406     $425,945     $400,548
    Rental expense representative of
     interest factor                                     36,013          42,490       35,067       21,608       28,662       24,629
                                                       ----------------------------------------------------------------------------
          Total                                        $330,186      $  467,383     $471,278     $452,014     $454,607     $425,177
                                                       ============================================================================
Ratio of earnings to fixed charges                         2.87            2.40         1.98         1.74         1.66         1.58
                                                       ============================================================================

(1) AMOUNTS EXCLUDE COSTS INCURRED ON SALES OF ACCOUNTS RECEIVABLES.